Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VECTREN CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	35-208-6906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Vectren Square, 211 N.W. Riverside Drive
Evansville, Indiana 47708-1251
(Address of Principal Executive Offices) (Zip Code)

VECTREN CORPORATION AT RISK COMPENSATION PLAN,
AS AMENDED AND RESTATED
(Full title of plan)

Ronald E. Christian
Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary
Vectren Corporation
P.O. Box 209
Evansville, Indiana 47702-0209
(Name and address of agent for service)

Telephone number, including area code, of agent for service:     812-491-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, without par value per share	1,350,000 Shares (2)	$26.14	$35,289,000.00	$3,775.93
Common Share Purchase Rights	1,350,000	(3)	(3)	(3)

(1)
Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices per share of Common Stock of Vectren Corporation as reported on the New York Stock Exchange on June 23, 2006.

(2)	Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).
(3)	Any value attributable to the Common Share Purchase Rights is reflected in the value of the Common Stock.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the Vectren Corporation At Risk Plan, as amended and restated (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Vectren Corporation (the “Company” or “Vectren”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2005.
(b)	(i)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.
	(ii)	Current Report on Form 8-K filed jointly by the Company and its wholly owned subsidiary, Vectren Utility Holdings, Inc. (“VUHI”), on May 8, 2006.
	(iii)	Current Report on Form 8-K filed jointly by the Company and VUHI on April 26, 2006.
	(iv)	Current Report on Form 8-K filed jointly by the Company and VUHI on March 8, 2006.
	(v)	Current Report on Form 8-K filed jointly by the Company and VUHI on March 1, 2006.
	(vi)	Current Report on Form 8-K filed jointly by the Company and VUHI on February 27, 2006.
	(vii)	Current Report on Form 8-K filed by the Company on February 24, 2006.
	(viii)	Current Report on Form 8-K filed by the Company on February 23, 2006.
	(ix)	Current Report on Form 8-K filed jointly by the Company and VUHI on February 3, 2006.
(c)	(i)	The description of Vectren’s Common Stock is contained in the Registration Statement on Form 8-A filed on November 16, 1999.
	(ii)	The description of Vectren’s Common Share Purchase Rights is contained in the Registration Statement on Form 8-B filed on November 16, 1999.

We also incorporate by reference all reports and other documents subsequently filed by Vectren pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, as of the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Vectren’s Articles and By-laws provide that Vectren will indemnify any individual who is or was a director or officer of Vectren, or is or was serving at the request of Vectren as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, in which he is made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except (i) in the case of any action, suit, or proceeding terminated by judgment, order, or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness. Vectren may pay for or reimburse reasonable expenses incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition thereof upon receipt of (i) a written affirmation of the director’s or officer’s good faith belief that such director or officer has met the standard of conduct prescribed by Indiana law; and (ii) an undertaking of the director or officer to repay the amount paid by Vectren if it is ultimately determined that the director or officer is not entitled to indemnification by Vectren.

Vectren’s Articles and By-laws provide that the indemnification rights described above are in addition any other indemnification rights a person may have by law or by contract. Vectren expects that employment agreements with its executive officers will require Vectren to indemnify the executive officers in accordance with its indemnification policies for its senior executives, subject to applicable law.

Section 23-1-37 et seq. of the IBCL provides for “mandatory indemnification,” unless limited by the articles, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the IBCL states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director’s good faith belief that the director acted in good faith and reasonably believed the actions were in the best interest of the corporation if the proceeding is a civil proceeding. If the proceeding is criminal, the director must furnish a written affirmation that the director had reasonable cause to believe he was acting lawfully or the director or officer had no reason to believe the action was unlawful. The director will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by the IBCL and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the IBCL.

The IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Vectren Corporation, effective May 1, 2005.
4.2	Code of By-Laws of Vectren Corporation as amended and restated as of March 1, 2006.
4.3	Rights Agreement, dated as of October 21, 1999, between the Company and EquiServe Trust Company, N.A., as Rights Agent.
5	Opinion of Barnes & Thornburg LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Barnes & Thornburg LLP (included in Exhibit 5)
24	Power of Attorney

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date hereof (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on June 28, 2006.

VECTREN CORPORATION

By:	/s/ Ronald E. Christian
Ronald E. Christian, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(1) Principal Executive Officer

/s/ Niel C. Ellerbrook	Chairman, President and Chief Executive Officer	June 28, 2006
Niel C. Ellerbrook

(2) Principal Financial Officer

/s/ Jerome A. Benkert	Executive Vice President and Chief Financial Officer	June 28, 2006
Jerome A. Benkert

(3) Principal Accounting Officer

/s/ M. Susan Hardwick	Vice President and Controller	June 28, 2006
M. Susan Hardwick

(4) A Majority of the Board of Directors

/s/ Niel C. Ellerbrook	Director	June 28, 2006
Niel C. Ellerbrook

/s/ John M. Dunn	Director	June 28, 2006
John M. Dunn

/s/ John D. Engelbrecht	Director	June 28, 2006
John D. Engelbrecht

/s/ Anton H. George	Director	June 28, 2006
Anton H. George

/s/ Robert L. Koch II	Director	June 28, 2006
Robert L. Koch II

/s/ William G. Mays	Director	June 28, 2006
William G. Mays

/s/ J. Timothy McGinley	Director	June 28, 2006
J. Timothy McGinley

/s/ Richard P. Rechter	Director	June 28, 2006
Richard P. Rechter

/s/ R. Daniel Sadlier	Director	June 28, 2006
R. Daniel Sadlier

/s/ Richard W. Shymanski	Director	June 28, 2006
Richard W. Shymanski

/s/ Michael L. Smith	Director	June 28, 2006
Michael L. Smith

/s/ Jean L. Wojtowicz	Director	June 28, 2006
Jean L. Wojtowicz

EXHIBIT INDEX

Exhibit Number	Description	Location
4.1	Amended and Restated Articles of Vectren Corporation, effective May 1, 2005.	Incorporated by reference to Exhibit 3.4 to Vectren’s Form 10-Q filed on August 2, 2005.
4.2	Code of By-Laws of Vectren Corporation as amended and restated as of March 1, 2006.	Incorporated by reference to Exhibit 3.2 to Vectren’s Form 8-K filed on March 8, 2006.
4.3	Rights Agreement, dated as of October 21, 1999, between the Company and EquiServe Trust Company, N.A., as Rights Agent.	Incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-4 (Registration No. 333-90763) filed on November 12, 1999.
5	Opinion of Barnes & Thornburg LLP	Attached
23.1	Consent of Deloitte & Touche LLP	Attached
23.2	Consent of Deloitte & Touche LLP	Attached
23.3	Consent of Barnes & Thornburg LLP (included in Exhibit 5)	(Included in Exhibit 5)
24	Power of Attorney	Attached